Exhibit 99.1

VIA EMAIL

TO:Directors and Executive Officers of First US Bancshares, Inc.

FROM:Tom Elley, Senior Executive Vice President, Chief Financial Officer

DATE:December 1, 2021

RE:	Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

This notice is to inform you of significant restrictions on your ability to trade in First US Bancshares, Inc. (the “Company”) common stock during an upcoming “blackout period” that will apply to the First US Bancshares, Inc. 401(k) Plan (the “401(k) Plan”).

The blackout period, which is due to a conversion to a change in the 401(k) Plan trustee, will begin prior to the beginning of trading on December 2, 2021, and will end following the closing of trading on December 13, 2021. During the blackout period, participants will not have access to their accounts for distributions or investment changes, including investment changes involving the Company’s common stock held in the 401(k) Plan.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the SEC’s rules promulgated thereunder, the Company’s directors and executive officers are prohibited - from December 2, 2021, through December 13, 2021 - from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with their services as a director or executive officer.

Please note the following:

•	“Equity securities” is defined broadly to include the Company’s common stock, options, and other derivatives.
•

Covered transactions are not limited to those involving your direct ownership but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•	Among other things, these rules prohibit exercising options granted to you in connection with your services as a director or executive officer and selling stock acquired pursuant to such options.
•	Exemptions from these rules generally apply for purchases or sales under Rule 10b5-1 plans, sales required by law, and certain other “automatic” transactions

These rules apply in addition to the trading restrictions under the Company’s Insider Trading Policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of these rules and the severity of the penalties and other remedies, please contact me before engaging in any transaction involving the Company’s equity securities during the blackout period.

Thank you, and please call me at 205-582-1084 if you have any questions. In addition, you may write to me at First US Bancshares, Inc., 3291 U.S. Highway 280, Birmingham, Alabama 35243.